Exhibit 10.41

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on the date last set forth on the signature page hereto, by and between Open World Inc., a Cayman Islands exempted company (“Employer”) and Matthew Ian Shaw (the “Executive”), effective as of January 1, 2026 (the “Effective Date”). Some of the terms of this Employment Agreement are in the attached schedule (the “Schedule”), which is part of this Agreement.

WHEREAS, in its business, Employer and each of its affiliates, as may exist from time to time (collectively, the “Company”) have acquired and developed certain trade secrets both as defined by applicable law and the common law, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined in Section 9(a)), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information (as defined in Section 9(a)) and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his or her employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, Employer desires to employ or continue to employ the Executive and to ensure the availability or continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, Employer and the Executive hereby agree as follows:

1.       Representations and Warranties. The Executive hereby represents and warrants to the Company that he or she (i) is not subject to any non-solicitation or non-competition agreement affecting his or her employment with Employer (other than any prior agreement with the Company or other agreement disclosed on Exhibit A), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his or her employment with Employer (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.       Term of Employment.

(a)       Term. The Executive’s employment with the Employer pursuant to this Agreement (the “Employment”) will commence on the Effective Date. The period during which the Executive is employed hereunder shall be referred to as the “Term.”

(b)       Unless otherwise terminated in accordance with the terms of this Agreement the Employment will terminate automatically at the end of the month in which the Executive attains 60 years of age, which is the Employer’s normal retirement age for such employment. The Executive’s employment is and shall remain conditional upon holding and maintaining the right to live and work in the Cayman Islands. The Employer shall afford all reasonable assistance in this regard.

(c)       Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12, 15, 18, 19, and 23 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.       Duties.

(a)       General Duties.

i.       The Executive shall serve in the position indicated in the Schedule, with duties and responsibilities that are customary for such an executive. The Executive shall report to Employer’s Board of Directors (the “Board”). All payments, compensation and benefits hereunder shall only be in respect of the Executive’s service to the Employer. The Executive shall use his or her best efforts to perform his or her duties and discharge his or her responsibilities pursuant to this Agreement competently, carefully and faithfully.

(b)       Devotion of Time. Subject to the last two sentences of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his or her duties and responsibilities pursuant to this Agreement. Other than as disclosed on Exhibit A, the Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent in writing of the Board. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his or her time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or an advisor to a board of directors, committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his or her duties and responsibilities as provided hereunder, and the consent for such service shall not be unreasonably denied or delayed by the Board.

(c)       Location of Office. The Executive’s principal office shall be his or her home within the Cayman Islands or such other location where he or she may be from time-to-time on a temporary basis. The Executive’s job responsibilities shall include all business travel necessary for the performance of his or her job.

(d)       The Executive’s regular hours of work will be from 8.30am to 5.30pm Monday to Friday, with a one-hour unpaid break for lunch to be taken between 12 noon and 2pm. The Executive’s standard work week will be 40 hours.

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(e)       The Executive may be required to work such hours in excess of the standard work week as are necessary in order to fulfil their duties and/or as may be required by the Employer from time to time.

(f)       Adherence to Inside Information Policies. The Executive acknowledges that if the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating applicable securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party, then the Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.       Compensation and Expenses.

(a)       Salary. For the services of the Executive to be rendered under this Agreement, Employer shall pay the Executive the annual salary indicated on the Schedule (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with Employer’s customary payroll practices. Salary will be paid monthly in arrears by direct deposit to a bank account nominated by the Executive. The Executive’s Base Salary shall be reviewed at least annually by the Board to ensure that it is competitive with similarly situated executives in the industry and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

(b)       As an employee of professional and/or managerial level no overtime will be paid to the Executive for any hours worked either in excess of the Executive’s standard work week or on a public holiday. The Employer may make any lawful deductions from any amounts payable to the Executive under this Agreement as provided in section 29 of the Labour Act (as amended). In entering into this Agreement, the Executive expressly authorizes the deduction from their remuneration of any overpayment made to the Executive by the Employer in error.

(c)       Equity Award. Subject to approval by the Board, in respect of Executive’s services to Employer, Executive shall be granted the equity award indicated in the Schedule. The Executive shall be entitled to participate in any equity incentive or bonus programs on a basis which is no less favorable than is provided to other similarly situated executives.

(d)       Annual Bonus. Executive shall be eligible to receive an annual cash bonus, less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Employer’s customary payroll practices, in an amount set forth on the Schedule (the “Annual Bonus”). The Annual Bonus shall be calculated as set forth on the Schedule. Annual Bonuses will be paid no later than March 15 of the calendar year following the calendar year for which the bonus performance period pertains. Except as set forth in Section 6, the Executive must remain employed by the Employer on the actual payment date and not be serving any notice period in order to earn and receive any Annual Bonus.

(e)       Expenses. In addition to any compensation received pursuant to this Section 4, the Employer will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to his or her travel to the Company’s other offices), entertainment and miscellaneous expenses incurred in connection with the performance of his or her duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Employer in accordance with the Employer ‘s expense reimbursement policies and procedures.

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5.       Benefits.

(a)       Paid Time Off. The Executive will be entitled to the number of weeks of Paid Time Off indicated on the Schedule without loss of compensation or other benefits to which he or she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Employer may permit, with the understanding that vacation days will not be specifically counted, and no compensation, shall be granted for unused days.

(b)       Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by Employer (including but not limited to health insurance and pension in compliance with the provisions of the Health Insurance Act and National Pensions Act) , as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Employer, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Employer reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(c)       Sick Leave. The Executive shall be entitled to up to ten days’ paid sick leave per calendar year, paid at their basic salary. The Executive shall only be entitled to take sick leave when ill or otherwise physically incapacitated. In the event that the Executive takes three or more consecutive days of sick leave, the Employer reserves the right to request the Executive to produce a Medical Certificate regarding their inability to work. If the Employer has reasonable grounds for believing that the Executive’s request for sick leave is part of a course of absenteeism, the Employer may request the Executive to produce a Medical Certificate even if the sick leave is less than three consecutive days.

(d)       The Executive shall be entitled to such other leave as provided by applicable law.

6.       Termination.

(a)       Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his or her customary duties (with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his or her guardian) and be made in accordance with applicable law. In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Employer shall pay the following to the Executive or his or her personal representative: (i) any accrued but unpaid Base Salary for services rendered through the date of termination and (ii) accrued but unpaid expenses required to be reimbursed under this Agreement. The Executive (or his or her estate) shall receive the payments provided herein at such times as he or she would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Employer, as the case may be, for the Disability Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law.

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(b)       Termination The Employment may be terminated by either party on not less than three months’ notice in writing. While the Executive is serving out any period of notice, the Employer reserves the right to give the Executive no duties and/or to exclude the Executive from the Employer’s premises for all or part of that period. The Executive will be paid as normal during any time that they have no duties and/or are excluded from the Employer’s premises. However, the Employer reserves the right to set some or all of any accrued holiday entitlement against the period of notice, in which case the accrued entitlement would not be paid on the termination date. The Employer further reserves the right in its discretion to pay the Executive their basic salary under in lieu of notice of termination.

(c)       The Employer may terminate the Employment immediately where the Executive has been guilty of misconduct in or in relation to the Employment so serious that the Employer cannot reasonably be expected to take any course other than termination. Such misconduct includes, but is not limited to, situations where the Executive has:

i.       conducted themselves in such a manner as clearly to demonstrate that the employment relationship cannot reasonably be expected to continue (including, but not limited to, Executive becoming subject to a cease and desist order or other order issued by the U.S. Securities and Exchange Commission after an opportunity for a hearing); or

ii.       committed a criminal offence (other than, for example, a minor traffic offence); or

iii.       behaved immorally in the course of their duties; or

iv.       been found under the influence of a controlled drug (other than one lawfully prescribed by a health practitioner) or alcohol during the hours of their employment.

(d)       Where the Executive is guilty of misconduct in or in relation to their employment that is not sufficiently serious to justify the Employer terminating their employment immediately but is such that the Employer cannot reasonably be expected to tolerate a repetition, the Employer may give the Executive one written warning and if there is a further instance of misconduct by the Executive within twelve months of their having received the written warning, the Employer may terminate the Employment immediately thereafter.

(e)       Where the Executive is no longer performing their duties in a satisfactory manner, the Employer may give the Executive a written warning describing in what manner the Executive’s performance is unsatisfactory and if the Executive does not commence performing their duties in a satisfactory manner within one month of having received the written warning, the Employer may terminate the Employment immediately thereafter.

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(f)       The Employer may, in its absolute discretion, suspend the Executive from all or any of their duties under this Agreement and/or exclude them from any premises of the Employer on such terms as it considers expedient. During any such period of suspension the Employment will continue and the Executive will be entitled to their basic salary and other contractual benefits.

(g)       Termination by the Employer Without Cause or by Executive for Good Reason.

i.       This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below) and (ii) by the Employer without Cause.

ii.       In the event this Agreement is terminated by the Executive for Good Reason or by the Employer without Cause, the Executive shall be entitled to the following:

(A)       any accrued but unpaid Base Salary for services rendered through the date of termination;

(B)       any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C)       a payment equal to the amount of salary severance indicated on the Schedule (the “Salary Severance”); and

(D)       any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Employer, as the case may be, for the Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A by reason of Treasury Regulation Section 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(subparts (C)–(D) collectively, the “Severance Entitlements”).

iii.       In the event of a termination for Good Reason or without Cause, the payment of the Salary Severance shall be made at the same times as Employer pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(g)(ii) shall be promptly paid. Provided, however, that any balance of the Salary Severance remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The Severance Entitlements, including payment of the Salary Severance and the acceleration of the vesting of outstanding equity awards, shall be conditioned on the Executive signing an effective and non-revocable Agreement and General Release (in the form attached hereto as Exhibit B, with such revisions as counsel to the Company deems necessary) which releases the Company and any of its respective affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with Employer provided that (x) the payment of the Salary Severance is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Salary Severance shall be made in the second taxable year.

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The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; (ii) any other action or inaction that constitutes a material breach by the Company under this Agreement; or (iii) the relocation of Executive’s principal workplace by more than 50 miles (excluding remote only work).

The term “Cause” shall mean a reason for termination of the employment by the Employer within the scope of sections 6(c), 6(d) and/or 6(e) of this Agreement.

Prior to the Executive terminating his or her employment with Employer for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(h)       Any termination made by the Employer under this Agreement shall be approved by the Board.

(i)       Upon (1) any termination of the Executive’s employment, or (2) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his or her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

7.       Indemnification. The Employer shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him or her in connection with any action, suit, administrative action, or other proceeding (including any investigation conducted by any governmental body) to which he or she may be made a party by reason of him or her being an officer, director or employee of the Employer. The Employer shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

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8.       Non-Competition Agreement.

(a)       Competition with the Company. Until termination of his or her employment and for the Restricted Period indicated on the Schedule and commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any geographical area or market in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from passively owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)       Solicitation of Customers. During the periods in which the provisions of Section 8(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be. Provided, however, the goods or services must be competitive in some respect to the Company’s business during such time.

(c)       Solicitation of Employees. During the period in which the provisions of Sections 8(a) and 8(b) shall be in effect, the Executive agrees that he or she shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment.

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(d)       Non-disparagement. The Executive agrees that, both during and after the end of his or her employment, he or she will refrain from making, whether in writing or orally, any defamatory or unfavorable comments about the Company, its employees, operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information in response to an investigation conducted by any governmental body or otherwise required by applicable law.

(e)       No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him or her in consideration of his or her undertakings in this Section 8, and confirms he or she has received adequate consideration for such undertakings.

(f)       References. References to the Company in this Section 8 shall include the Company’s subsidiaries, parents and affiliates.

9.       Non-Disclosure of Confidential Information.

(a)       Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of the Company, whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Company’s products and services (including to the extent under development), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists and information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and Customer, vendor and supplier contacts. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries, affiliates, Customers, vendors and suppliers. Confidential Information also includes information of third parties disclosed to Executive by the Company or such third party in connection with such third party’s relationship with the Company. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

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(b)       Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, products, services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c)       Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his or her employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his or her employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his or her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his or her performance of his or her duties under this Agreement, for any reason use for his or her own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive). If Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Confidential Information, except as may be protected below, Executive shall, to the extent possible and permissible under applicable law, first give the Company notice as soon as reasonably practicable and in advance of making any such disclosure. Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Executive shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of Executive’s legal counsel. Executive shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this Section shall not relieve Executive of his or her obligations of confidentiality and non-use with respect to non-compulsory disclosures.

(d)       References. References to the Company in this Section 9 shall include the Company’s subsidiaries and affiliates.

(e)       Whistleblowing. Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions under applicable law, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

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10.       Equitable Relief.

(a)       The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his or her employment for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b)       Any action arising from or under this Agreement must be commenced only in the courts of the Cayman Islands. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11.       Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(a)       participate as an individual in any way in the benefits of transactions with any of the Company’s Customers or vendors, including, without limitation, having a financial interest in the Company’s Customers or vendors, or making loans to, or receiving loans, from, the Company’s Customers or vendors;

(b)       realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Employer for the Executive’s personal advantage or gain; or

(c)       accept any offer to serve as an officer, director, partner, consultant, manager with, provide services to or to be employed by, a person or entity which does business with the Company.

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12.       Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, works of authorship, programs, software, and designs (including all improvements) conceived or made by the Executive during the course of his or her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment (“Works”) shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns all right, title and interest in such Works to the Company. The foregoing applies to Works (a) whether or not such Works are developed or worked on by Executive during Executive’s regular hours of employment with the Company; (b) whether or not developed at the suggestion of the Company; (c) whether or not reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not related to the general line of business engaged in by the Company, but does not apply to Works that (x) Executive develops entirely on his or her own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities, or Confidential Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Work; and (z) do not result from and are not related to any work performed by Executive for the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he or she made or conceived prior to his or her employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13.       Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14.       Data Protection. The Executive acknowledges and consents to the processing of their personal data, which may include sensitive personal data, by the Employer in the course of and in connection with the Employment. Such processing will be performed in compliance with all applicable laws and regulations concerning the collection, use, processing, storage, and transfer of personal data.

15.      Policies and Procedures. The Executive shall familiarize themselves with and adhere at all times to the Employer’s published policies and procedures as amended from time to time.

16.       Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

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17.       Severability.

(a)       The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)       If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

18.       Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Open World Inc.
Suite 3119 9 Forum Lane
Camana Bay, Grand Cayman
KY1-9006, Cayman Islands
Attention: Global Corporate President
Email: Russ@openworld.dev

With a copy to:	Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Brittany Ruiz, Esq.
Email: brittany.ruiz@lw.com

To the Executive:	The Executive’s email address indicated on the Schedule.

19.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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20.       Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on any appeal).

21.       Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the Cayman Islands without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the Cayman Islands without regard to choice of law considerations.

22.       Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

23.       Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Employer and Executive have executed this Agreement as of the last date set forth below.

OPEN WORLD INC.

By:
Gerard Hernandez

Date:

EXECUTIVE

Matthew Ian Shaw

Date:

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Employment Agreement Terms Schedule

Executive Name	Matthew Ian Shaw
Executive’s Email Address	matt@openworld.dev
Positions	Chief Executive Officer of Open World Inc.
Base Salary	$600,000 per year
Bonus Calculation	Annual bonus potential of up to 100% of Base Salary. Amount of Annual Bonus earned to be based on individual and Company performance goals set by, and actual achievement of any such performance goals determined by, the Board (or an authorized committee thereof) in its sole discretion.
Number of Weeks of Paid Time-Off	Four (4) weeks
Amount of Severance	An amount equal to eighteen (18) months of base salary in effect on the date of termination, which shall be deemed to include any statutory entitlement to severance pay.
Benefits Continuation Period	Eighteen (18) months.
Disability Benefits Continuation Period	Six (6) months
Restricted Period	Six (6) months
Equity Compensation	After the Effective Time, and subject to approval by the Board of Directors of VerifyMe, Inc. or its successor (or an authorized committee thereof) in its sole discretion, Executive may be granted, in respect of Executive’s services to Employer, an annual equity award grant under the applicable equity incentive plan with a grant date fair market value equal to no less than 3x base salary in effect on date of grant, in the form of and subject to vesting conditions based on, but not limited to, the achievement of performance goals established by the Board (or an authorized committee thereof). In no event shall the Board (or an authorized committee thereof) be obligated to make any annual equity award grant, including if doing so may contravene applicable law, the Company’s governing documents or the best interests of the Company, as determined by the Board in good faith.

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Exhibit B

Form of General Release Agreement

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